blue water
GLOBAL GROUP

P: 949.264.1475
F: 949.607.4052

www.bluewaterglobalgroup.com
info@bluewaterglobalgroup.com

PRESS RELEASE

Blue Water Announces Forward Stock Split Record Dates

Canton, Georgia – September 23, 2013 – Blue Water Global Group, Inc. (OTCBB: BLUU) announces that the Financial Industry Regulatory Authority (FINRA) has completed its review of our pending 10-for-1 forward stock split and has confirmed the record date for this split will be September 27, 2013 and the effective date will be September 30, 2013. This means that Blue Water's common stock will begin trading on a split-adjusted basis on the morning of September 30, 2013 and shareholders of record as of September 27, 2013 will then own ten shares for every share previously owned.

Blue Water's stock symbol for a period of 20 business days beginning on September 30, 2013 will be "BLUUD". Afterwards, the trading symbol will revert back to "BLUU". In conjunction with this, a new CUSIP number of 09609D206 has been assigned to Blue Water's common stock effective starting on September 30, 2013.

The forward split will be "payable upon surrender" of outstanding common stock. Shareholders are not required to do anything at this time. For shareholders holding their shares with brokers, the Depository Trust Company (DTC) has been notified of the split and will adjust each shareholder's position automatically. For shareholders holding their shares in certificate form, the split is payable when their certificates are returned to Blue Water's transfer agent, VStock Transfer, LLC (www.vstocktransfer.com).

Presently Blue Water has 22,703,125 shares of its common stock issued and outstanding. After effecting this forward stock split Blue Water will have approximately 227,031,250 shares of common stock issued and outstanding.

Blue Water's President and CEO, J. Scott Sitra, stated, "Moving forward this forward stock split rewards our existing loyal shareholders and should make our shares of common stock more attractive to a wider array of investors, resulting in improved daily bid/ask spreads, overall liquidity, and faster price appreciation. In addition, once this stock split is fully enacted we will implement a program to increase general investor awareness of Blue Water's business, which should also benefit our current shareholders."

Blue Water Global Group, Inc. is a publicly held developer of casual dining restaurant properties. Blue Water is currently developing a chain of casual dining restaurants in popular tourist destinations throughout the Caribbean under the Blue Water Bar & Grill™ brand. Additionally, Blue Water is also engaged in making strategic equity investments in promising businesses that are in the early stages of obtaining their own listing on the OTCBB.

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